Exhibit 99.1

FOR IMMEDIATE RELEASE	January 5, 2010

Versar, Inc. acquires Professional Protection Systems, Ltd

Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Kabul, Afghanistan
Baghdad, Iraq
Erbil, Iraq
Abu Dhabi, UAE
Manila, PH

Springfield, Virginia, January 5, 2010 – Versar, Inc (NYSE Amex: VSR) announced today that it has acquired Professional Protection Systems, Ltd. (PPS).  PPS, located in Milton Keynes, United Kingdom, manufactures and sells proprietary personal protective equipment to the nuclear industry, including protective suits, decontamination showers, and emergency shelters.  PPS markets its products in over 30 countries and will expand Versar’s International presence in the protective equipment market.

The PPS acquisition will add approximately $5 million in annualized gross revenue to Versar’s base business and provide a strong platform to cross-market Versar’s and PPS’s combined product line in the United States and to International clientele.  The acquisition, completed primarily with cash, a note and an earn-out component, is expected to be accretive in the first year.

Dr. Ted Prociv, President and CEO of Versar, said, “The PPS acquisition is a high margin business with numerous synergies and upside that will make a positive impact to our ongoing business in the protective equipment market.  Revenue growth via acquisition has been a priority in our strategic planning and will continue to complement our organic growth.”

PPS’s management will remain intact and report to Peter Cooper, Versar’s National Security Group Senior Vice President.  Mark Whitcher, PPS’s Managing Director adds, “The opportunity to join forces with Versar was very compelling and will allow us to immediately leverage our joint distribution network and grow the business more rapidly than we could have alone.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, http://www.geomet.com; http://www.viap.com; http://www.dtaps.com; and www.ppsgb.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 26, 2009.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:                                                         Michael J. Abram                                (703) 642-6706
Senior Vice President
Email: mabram@versar.com

Investor Relations Contact:                               Andrew J. Kaplan                                (732) 747-0702
Barry Kaplan Associates
623 River Road
Fair Haven, NJ  07704
Email: smallkap@aol.com